RASER TECHNOLOGIES, INC.

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

FOR IMMEDIATE RELEASE

Raser announces FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST HALF OF 2007

PROVO, UT, August 10, 2007 -- Raser Technologies, Inc. (NYSE Arca: RZ) today announced its financial results for the quarter and half year ended June 30, 2007.

During the three months ended June 30, 2007, Raser recognized revenue totaling $29,000, down from $34,000 in the second quarter of 2006. Revenue decreased over the prior year as a result of ARINC delaying the timeline for approximately six months towards completion of Raser's ARINC subcontract for the U.S. Army. The delay was to allow other U.S. Army subcontractors to complete their assigned tasks. Revenues recognized during the second quarter of 2006 were from a subcontract with Advanced Energy, which was completed in 2006. These subcontracts are accounted for on a percentage-of-completion basis.

With total operating expenses of $3.5 million in the quarter ended June 30, 2007, against $5.3 million in the same period for the prior year, the net loss was $3.2 million, or $0.06 cents per basic and fully diluted share, in the second quarter of 2007, compared to a net loss of $5.0 million, or $0.10 per basic and fully diluted share, in the second quarter of 2006. Of the $3.5 million expended during the quarter, $1.0 million were non-cash expenditures related to stock-based compensation.

For the six months ended June 30, 2007, Raser recognized $152,000 in revenue as a result of progress towards completion of the ARINC subcontract.

Total operating expenses for the first half of 2007 were $8.4 million down from $8.6 million in the first half of 2006. The net loss was $7.9 million, or $0.15 cents per basic and fully diluted share, in the first half of 2007, compared to a net loss of $8.1 million, or $0.16 per basic and fully diluted share, in the first half of 2006. Of the $8.4 million expended during the first half of 2007, $3.1 million were non-cash expenditures related to stock-based compensation.

Raser's cash position at the end of the second quarter of 2007 was $14.7 million down $4.5 million from the prior quarter. Approximately $1.9 million of this amount was the result of paying power plant equipment deposits and well-field development expenses. Under Raser's geothermal tax monetization strategy, Raser anticipates that these expenses will ultimately be financed by a tax monetization partner.

In the first quarter of 2007, Raser issued warrants in connection with its private equity placement (the Warrants). On August 9, 2007, all of the requirements under the Warrant agreement were met to allow Raser to exercise its call provision to require the warrant holders to either exercise their Warrants or to allow Raser to cancel the Warrants. On August 9, 2007, Raser received notice from two warrant holders of their intent to exercise their Warrants. After the close of the trading market on August 9, 2007, Raser sent a call notice to the other warrant holders. These warrant holders will have five trading days from receipt of Raser's call notice to determine whether to exercise their Warrants or to allow the Warrants to be cancelled. Should all of the Warrants be exercised, Raser would receive $6.3 million in proceeds from the exercise. Should all of the Warrants be cancelled, Raser will receive no proceeds but will no longer be required to issue up to 1,037,012 shares of common stock relating to the Warrants, thereby reducing potential dilution of currently outstanding shares.

Martin F. Petersen, CFO of Raser, stated, The second quarter was a very active one for Raser. We made substantial headway on several fronts. With regard to our geothermal development activities, we entered into a strategic alliance agreement during the second quarter with UTC Power Corporation, a United Technologies company. The agreement provides for, among other things, the delivery to Raser of UTC Power's PureCycle® geothermal power units sufficient to generate 30 megawatts of clean, renewable electric power. Our agreements with UTC Power contemplate a long-term relationship in developing geothermal resources as well as potential exchanges of technology.

We also signed a Geothermal Project Alliance Agreement and a Consulting Services Agreement with Cummins & Barnard, Inc. (C&B), a full service engineering consulting company. Under these agreements, C&B will provide program management and construction services in the development of a series of Raser geothermal power plants.

We expanded our acreage to include an option on geothermal resources in California. We also signed an agreement with International Paper in July, after the quarter ended, in which we secured an exclusive option on up to 229,000 acres of International Paper's geothermal resources in Oregon and Washington State. These areas would expand our geothermal resource portfolio beyond our Nevada and Utah resources. While we will continue to expand this portfolio as circumstances permit, we believe that our current geothermal portfolio alone holds sufficient resources to meet our power plant development needs for more than ten years, as we plan to initiate the development of 100 megawatts of power generating capacity per year for our first three years and 150 megawatts per year thereafter.

We commenced well-field development and drilling activities on our first power plant site and are pleased with our progress. With the exception of experiencing approximately four weeks of delays, our well-field development is progressing according to plan.

We were selected as the successful power purchase bid candidate and were short-listed on several power purchase agreement negotiations with various utilities to supply 70 megawatts of renewable, electric power. We are currently in the beginning stages of negotiations on these purchase agreements and expect to complete negotiations in the next two quarters. We have also entered into bi-lateral negotiations outside of a formal request for proposal (RFP) bid process with other utilities and with private non-utility purchasers to supply 60 megawatts of electric power. Although these agreements are still subject to successful negotiations, we expect those negotiations to also conclude in the next two quarters.

We are also advancing negotiations with candidates to monetize the tax incentives associated with the development and operation of our geothermal power plants and to provide capital for the development of these facilities.

Petersen also said, With regard to our Symetron [tm] advanced electric motor, controller and related technologies, we have been honored with the 2007 Product Innovation of the Year Award within the Industrial and Commercial Motors and Drive Category and the 2007 Hybrid Motor Vehicles Technology Innovation of the Year Award by Frost & Sullivan, one of the world's leading global growth consulting companies. These awards underscore the potential of our technology, and the heightened attention from this kind of third-party endorsement improves our credibility with potential partners and customers.

We continue to advance our efforts with Symetron [tm] adoption in both the transportation and industrial markets. One of the key areas of focus for us in the transportation market is to develop, with our partners, a plug-in hybrid electric vehicle (PHEV) propulsion system because PHEV systems are one of the primary areas of focus among many auto companies for the next generation of hybrid vehicles. We continue to progress in these efforts.

During the first quarter of this year, we announced the signing of two memorandums of understanding relating to the testing and mass-production qualification of our Symetron™ technology. The first agreement is with one of the largest AC motor manufacturers in the world. The second agreement is with one of the largest remanufacturers of automotive alternators and starter motors in North America. The testing and validation processes are progressing in both of these cases.

Petersen concluded, Administratively, Raser has completed its reincorporation in Delaware. We believe that the advantages to being a Delaware entity are numerous, and it is in the long-term interests of our stockholders. Also, Raser Technologies became one of the constituent stocks in the Russell Microcap Index in June 2007. This inclusion recognizes our past achievements, and we expect to log additional, new and important achievements as we move forward.

About Raser Technologies

Raser (NYSE Arca: RZ) is a publicly-traded, green-focused technology licensing and development and geothermal project development company operating in two business segments. Raser's Transportation and Industrial Technology segment focuses on using Raser's Symetron [tm] technology to improve the efficiency of electric motors and other applications. Raser's Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron [tm] technology. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about the potential for geothermal power generation on our leased properties; our belief about our ability to exploit the available geothermal resources; our beliefs about the strength and enforceability of our agreements; our beliefs about the geothermal market generally; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; our beliefs about our ability to secure the equipment and services, on acceptable terms, required to complete our power projects; our ability to attract alliance or financial partners on our power projects; our beliefs about our ability to successfully conclude contract negotiations on acceptable terms; our beliefs about the performance and market applicability of our products; our beliefs about the status and enforceability of the Company's intellectual property; our beliefs about the strength of our existing and potential business relations in the motor industry; our beliefs about the performance capabilities of our technology; our ability to commercially license our technology; our ability to hire employees sufficient to accelerate engineering and testing; and our ability to successfully complete testing and verification of Symetron [tm] technologies. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for the intended applications; the strength of our intellectual property; our inability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended June 30, 2007, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

- FINANCIAL TABLES TO FOLLOW -

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		For the period after re-entry into development stage (October 1, 2006) through June 30, 2007
	2007	2006	2007	2006
Revenue	$ 28,562	$ 34,409	$ 152,325	$ 68,145	$ 197,043

Operating expense
Cost of sales	27,662	208,547	493,792	264,131	538,509
General and administrative	2,027,518	4,283,935	5,433,456	6,638,632	9,100,948
Power project development	619,371	-	864,262	-	864,262
Research and development	785,472	808,281	1,581,771	1,664,742	2,524,230

Total operating expenses	3,460,023	5,300,763	8,373,281	8,567,505	13,027,949

Operating loss	(3,431,461)	(5,266,354)	(8,220,956)	(8,499,360)	(12,830,906)
Interest income	217,590	237,708	401,528	438,511	606,097
Loss on the sale of securities	-	-	-	(8,512)	-
Series B warrant registration costs	(10,146)	-	(31,158)	-	(127,247)

Loss before income taxes	(3,224,017)	(5,028,646)	(7,850,586)	(8,069,361)	(12,352,056)
Income tax benefit (expense)	-	-	-	-	-

Net loss applicable to common stockholders	$ (3,224,017)	$ (5,028,646)	$ (7,850,586)	$ (8,069,361)	$ (12,352,056)

Loss per common share-basic and diluted	$ (0.06)	$ (0.10)	$ (0.15)	$ (0.16)

Weighted average common shares - basic and diluted	54,311,000	50,640,000	52,906,000	50,543,000

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$ 14,685,286	$ 3,351,568
Restricted cash	100,000	400,000
Accounts receivable	15,750	84,900
Unbilled receivable	127,892	-
Note receivable and accrued interest	-	5,952,074
Other current assets	485,291	165,229

Total current assets	15,414,219	9,953,771
Unproved property and prepaid delay rentals	413,957	198,350
Geothermal well field development	349,638	-
Equipment, net	664,313	681,029
Intangible assets, net	527,155	560,387
Other assets	1,665,037	11,910

Total assets	$ 19,034,319	$ 11,405,447

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 600,742	$ 439,413
Accrued liabilities	772,669	231,400
Unearned revenues	-	24,433

Total current liabilities	1,373,411	695,246
Contingencies and commitments, (see Note C and J)
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding.	-	-
Common stock, $.01 par value, 250,000,000 shares authorized, 54,434,812 and 51,389,295 shares issued and outstanding, respectively	544,348	513,893
Additional paid in capital	60,440,793	45,669,956
Accumulated deficit	(30,972,177)	(30,972,177)
Accumulated deficit after re-entry into development stage	(12,352,056)	(4,501,471)

Total stockholders' equity	17,660,908	10,710,201

Total liabilities and stockholders' equity	$ 19,034,319	$ 11,405,447

See notes to condensed consolidated financial statements in the 10-Q.